Exhibit F-4
Energy East Corporation Consolidating Retained Earnings Statement For the Twelve Months Ended December 31, 2003 (Thousands)
	Energy East Holding Company	Energy East Management Corporation	RGS Energy Group, Inc. Consolidated	Connecticut Energy Corporation Consolidated

Retained earnings at beginning of year	$1,061,264	-	$243,962	$5,370
Net income (loss) available for common shareholder(s)	(80,800)	-	202,980	18,005
Common stock dividends	3,312	-	(90,000)	-
Adjustment	-	-	(9,677)	-

Retained earnings at end of year	$983,776	-	$347,265	$23,375

	CMP Group, Inc. Consolidated	CTG Resources, Inc. Consolidated	Berkshire Energy Resources Consolidated	The Energy Network, Inc. Consolidated

Retained earnings at beginning of year	$(19,094)	$16,412	$771	$(85,058)
Net income (loss) available for common shareholder(s)	47,498	22,543	1,280	430
Common stock dividends	(83,000)	(10,000)	-	-
Adjustment	-	192	-	-

Retained earnings at end of year	$(54,596)	$29,147	$2,051	$(84,628)

	Energy East Enterprises, Inc. Consolidated	Energy East Eliminations	Energy East Corporation Consolidated

Retained earnings at beginning of year	$(4,939)	$(157,261)	$1,061,427
Net income (loss) available for common shareholder(s)	(1,477)	(13)	210,446
Common stock dividends	-	43,757	(135,931)
Adjustment	-	-	(9,485)

Retained earnings at end of year	$(6,416)	$(113,517)	$1,126,457